EXHIBIT 10(e)(20)

Annual Performance Incentive Plan for 2010 (“2010 APIP”)

Under the 2010 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee approved incentive opportunities for 2010, expressed as a percentage of base salary for each participating officer. Certain additional goals were established for some officers based on business unit goals. The Committee also established overall threshold, target and maximum measures of performance for the 2010 APIP. The performance measures and weightings are adjusted Earnings per Share (weighted at 40%), Cash Flow from Operations (weighted at 40%) and Pro Forma Revenue Growth (adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars) (weighted at 20%).

Individual awards will be subject to the review and approval of the Committee following the completion of the 2010 fiscal year, with payment to be made within the first four months of 2011.